Exhibit 99.2
NEWS RELEASE
Investor Contact:
James Perry, Treasurer
Trinity Industries, Inc.
214/589-8412
FOR IMMEDIATE RELEASE
Trinity Industries, Inc. Announces Pricing for Secondary Offering of 3,650,000 Shares of
Trinity Industries Common Stock by TIC I, LLC and TIC II, LLC
DALLAS — March 6, 2006 — Trinity Industries, Inc. (NYSE:TRN) announced the pricing of a secondary offering of 3,650,000 shares of its common stock at $53.25 per share by TIC I, LLC (formerly known as Thrall Investment Company, L.L.C.) and TIC II, LLC (formerly known as Thrall Investment Company II, L.L.C.), both affiliates of Duchossois Industries, Inc. In October 2001, Trinity acquired Thrall Car Manufacturing Company from certain affiliates of Duchossois Industries by merger for cash and 7,150,000 shares of Trinity’s common stock, 4,000,000 of which were registered and sold in December 2004 by TIC I, LLC. Of the shares of common stock offered in the resale, 3,150,000 are part of the shares received in the merger and are offered by TIC I, LLC. The remaining 500,000 shares of common stock were acquired in the open market and are offered by TIC II, LLC. The offering by TIC I, LLC is made pursuant to registration rights granted under a registration rights agreement entered into at the time of the merger. In connection with the registration, Trinity has agreed to register the additional shares owned by TIC II, LLC. Trinity is not selling any shares in the offering. The sole underwriter for the offering is J.P. Morgan Securities Inc.
A registration statement relating to these securities was filed on March 6, 2006 and became effective upon filing.
This press release shall not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the prospectus for the offering may be obtained upon request from the offices of J.P. Morgan Securities Inc., Attn: Prospectus Department, One Chase Manhattan Plaza, Floor 5B, New York, NY 10081, phone (212) 552-5164.
Trinity Industries, Inc., with headquarters in Dallas, Texas, is one of the nation’s leading diversified industrial companies. Trinity reports five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. Trinity’s web site may be accessed at http://www.trin.net.
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